STOCK OPTION

         THIS STOCK OPTION (the "Agreement"), dated as of the 19th day of June 1996, is executed and delivered by PARKERVISION, INC., a Florida corporation (the "Company") to Jeffrey Parker(the "Optionee").

         WHEREAS, the Company desires to provide the Optionee an opportunity to purchase its common stock, par value $.01 per share (the "Stock").

         NOW THEREFORE, the Company agrees as follows:

     1. Grant of Option. The Company irrevocably grants to the Optionee the right and option (the "Option") to purchase one hundred thousand (100,000) shares of Stock (the "Option Shares") on the terms and conditions contained in this agreement. The Option is granted under the ParkerVision, Inc. 1993 Stock Plan (the "Plan").

     2. Purchase Price. The purchase price of the Option Shares shall be $13.875 per Option Share (the "Purchase Price").

     3. Vesting; Expiration. The Option Shares shall be fully vested as of the date hereof. The right to exercise the Option shall expire ten (10) years after the date hereof.

     4. Exercise and Payment. The Option may be exercised by written notice from the Optionee to the Company, addressed to its Secretary. The notice must specify the number of Option Shares which are to be exercised. The Option may not be exercised as to less than one hundred (100) shares at any one time (or the remaining shares then purchasable under the Option, if less than one hundred
(100) shares). The notice must be accompanied by payment in cash of the full Purchase Price of the specified Option Shares. Payment of the Purchase Price shall be made by check payable to the order of the Company. All Option Shares purchased shall be fully paid and nonassessable. The Optionee shall remit to the Company at the time of any exercise of the Option any withholding taxes required to be collected by the Company under federal, state or local law as a result of the exercise. The Company shall deliver a certificate representing the Option Shares purchased as soon as practicable after receipt of the notice and full payment of the Purchase Price. The certificate for the Option Shares purchased shall be registered in the name of the Optionee.

        5. Purchase for Investment; Registration. Notwithstanding anything to the contrary contained herein, unless the Option Shares to be issued upon exercise of the Option have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Optionee shall, upon exercise of the Option, provide a written representation to the Company in form and substance satisfactory to the Company and upon which the Company may reasonably rely, that the Optionee is acquiring the Option Shares as an investment and not with a view to, or for sale in connection with, the distribution of any such Option Shares. Each certificate representing Option Shares issued pursuant to the Option may bear a reference to such investment representation, as well as a legend that the Option Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and that the Option Shares may not be sold or transferred unless the Company shall be provided evidence satisfactory to it that such sale or transfer shall not be in violation of the Securities Act of 1933, as amended, or applicable state securities laws, or any rule or regulation promulgated thereunder. Nothing contained herein shall ever require the Company to register the Option Shares under the Securities Act of 1933, as amended, or any state securities laws.

      6. Transferability. The Option shall be transferable by the Optionee. Without limiting the foregoing, the Optionee shall have the right to sell, devise, gift, encumber, pledge, lien, grant a security interest in, and/or otherwise transfer, assign and dispose of the Option as the Optionee sees fit.

      7. Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any share dividend, share split, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which (i) shares of any class shall be issued in respect of outstanding stock, or (ii) shares of stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number of the class of shares which, if shares of Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, share split, recapitalizations, mergers, consolidations, combinations or exchange of shares, separations, reorganizations or liquidations; provided however, that no fractional share shall be issued upon any such exercise and the aggregate price paid shall be approximately reduced on account of any fractional share not issued.

     8. General. The Company shall at all times during the term of the Option, reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

     9. Miscellaneous. This Agreement and the Option hereby granted is subject to the terms and provisions of the Plan. The holder of the Option shall not have any of the rights of a shareholder with respect to unexercised Option Shares.


         IN WITNESS WHEREOF, this Agreement has been executed by an authorized officer on behalf of the Company as of the date first written above.

                                         PARKERVISION, INC., a Florida
                                         Corporation ("Company")




                                          By:   /s/ Stacie Wilf
                                                Stacie Wilf, Secretary


                                      -3-